ACCOUNTING SERVICES AGREEMENT

THIS ACCOUNTING SERVICES AGREEMENT (this “Agreement”) is made as of the 12th day of June, 2014 (the “Effective Date”), by and between J.P. Morgan Exchange-Traded Fund Trust (the “Trust”) on behalf of itself and each of its series, (each a “Fund” and collectively, the “Funds”) and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (“SEI”).

WHEREAS, the Trust is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the Funds set forth in Schedule I (Funds), as such Schedule I may be amended from time to time, attached hereto; and

WHEREAS, the Trust desires SEI to provide, and SEI is willing to provide accounting services to the Trust on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and SEI hereby agree as follows:

SECTION 1	DEFINITIONS

1.01	“1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.02	“Adviser” means J.P. Morgan Investment Management Inc., or any other Person acting as an “adviser” to the Trust within the meaning of the Investment Advisers Act of 1940.

1.03	“Affiliate” means an entity owned by, controlling, controlled by, or under common control with, directly or indirectly, a party.

1.04	“Authorized Participant” means an individual or institution that has entered into an Authorized Participant Agreement with the Trust’s Distributor that is authorized to purchase and redeem Creation Units of Funds within the Trust.

1.05	“Board” means any board of directors, board of trustees, board of managers, managing members, general partners or other Persons having similar responsibilities to any of the foregoing.

1.06	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.07	“Creation Unit” means an aggregation of a specified number of Fund shares that is purchased and/or redeemed by an Authorized Participant as described in the Fund’s Prospectus and Statement of Additional Information and in accordance with any terms and procedures set forth in the Distributor’s AP Handbook and/or related procedures.

1.08	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.09	“Distributor” shall refer to SEI Investments Distribution Co. or such successor entity as may be appointed as distributor of the Trust from time to time.

1.10	“Fund” shall have the meaning given to such term in the preamble of this Agreement.

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1.11	“Gross Negligence” means a conscious, voluntary act or omission in reckless disregard of a legal duty and the rights of, or consequences to, others, and not merely a lack of due care.

1.12	Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.13	“Interested Party” or “Interested Parties” means SEI, its subsidiaries and its Affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.14	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Trust.

1.15	“Live Date” means, with respect to any Fund, the date on which such Fund is implemented onto SEI’s system and SEI begins calculating that Fund’s official net asset values (“NAV”).

1.16	“MSA” means that certain Master Services Agreement by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION and SEI Global Services, Inc. dated June 12, 2014.

1.17	“Organizational Documents” means, as applicable, the articles of incorporation, agreement and declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, trustees and shareholders in the Trust.

1.18	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.19	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.20	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.21	“Services” shall have the meaning given to such term in Section 2.01 of this Agreement.

1.22	“Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.23	“Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or its Adviser from time to time, as appropriate, including all amendments or supplements thereto.

1.24	“Willful Misconduct” means a legal duty breached through an intentional act or failure to act with the knowledge, or with reason to know, that such act or failure to act is likely to result in harm to another.

SECTION 2	APPOINTMENT AND CONTROL

2.01	Services. The Trust hereby appoints SEI to be, and SEI agrees to act as, the accounting services agent of the Trust for the term and subject to the provisions hereof. SEI shall

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perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II (Services), which may be amended from time to time in writing by the parties (“Services”). In performing its duties under this Agreement, SEI will act in all material respects in accordance with the Organizational Documents and Trust Materials as they may be amended (to the extent that copies of such documents are delivered to SEI).

2.02	Authority. Each of the activities engaged in under the provisions of this Agreement by SEI on behalf of the Trust shall be subject to the overall direction and control of the Trust or any Person authorized to act on the Trust’s behalf (including, without limitation, the Trust’s Board and/or the Adviser); provided, however, that SEI shall have the general authority to do all acts deemed in SEI’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, SEI shall observe and generally comply with the Trust Materials, all applicable resolutions and/or directives of the Board of which it has notice, and applicable laws which may from time to time apply to the Services rendered by SEI. In the event that the Trust desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on SEI’s performance of the Services hereunder, the Trust shall notify SEI in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on SEI’s operations and compensate SEI in connection therewith. SEI (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the Creation Units, underlying securities or other properties which comprise the assets of the Trust and (ii) shall not provide any investment advisory services to the Trust, and shall have no liability related to the foregoing.

2.03	Third Parties; Affiliates. SEI may delegate to, or sub-contract with, third parties or Affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by SEI, and SEI shall remain responsible to the Trust for the acts and omissions of such other entities relating to this Agreement as if such acts or omissions were the acts or omissions of SEI. SEI will provide prompt written notification to the Trust if it delegates to, or sub-contracts with, third parties for material functions under this Agreement. The Trust acknowledges that during the term of this Agreement, the services to be performed by SEI may be completed by one or more of SEI’s Affiliates or third parties located in or outside of the United States of America. SEI shall be responsible for ensuring each subcontractor’s compliance with the provisions of this Agreement that are applicable to such subcontractor’s performance or would be applicable to SEI if it were performing the service directly.

2.04	Trust Data. The Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to SEI by or on behalf of the Trust pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Trust’s Investments as approved by the Trust’s auditors, (iv) the terms of any agreement between the Trust and an Authorized Participant regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, and (v) trade and settlement information from prime brokers and custodians) (collectively, “Trust Data”). All Trust Data shall be provided to SEI on a timely basis and in a format and medium reasonably requested by SEI from time to time. The Trust shall have an ongoing obligation to promptly update all Trust Data so that such information remains complete and accurate. All Trust Data shall be prepared and maintained, by or on behalf of the Trust, in accordance with applicable law, Trust Materials and generally acceptable accounting principles. SEI shall be entitled to rely on all Trust Data and shall have no liability for any loss, damage or expense incurred by the Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to Trust Data that is not timely, current, complete and accurate.

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2.05	Service Level Agreement. SEI shall provide the Services in accordance with the applicable provisions of the separate
Service Level Agreement (“SLA”) included as the Service Level Methodology Exhibit to the MSA. Certain exclusive remedies in the event of any failure by SEI to provide the services in accordance with the applicable provisions of the
SLA are set forth therein.

SECTION 3	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUST

3.01	The Trust represents and warrants that:

	3.01.01.	will issue and offer shares of exchange traded funds that are registered under the 1940 Act as open-end investment companies and that issue and redeem their shares at their net asset value;

	3.01.02.	shares of each Fund will be available for purchase and will be redeemable only by Authorized Participants and only in Creation Units except to the extent that the Trust’s exemptive orders allow otherwise;

	3.01.03.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

	3.01.04.	it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

	3.01.05.	it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

	3.01.06.	each Fund that is in existence as of the Effective Date has authorized or will authorize the issuance of an indefinite number of shares and has elected or will elect to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act;

	3.01.07.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations, the absence of which would be expected to have a material adverse affect upon the Trust or a Fund;

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	3.01.08.	it has or will have prior to issuance of any shares a valid engagement with an independent auditor, custodian and broker (if applicable) and will provide additional information regarding such service providers materially relevant to the provision of the Services hereunder, including information regarding the terms of its agreement with such service providers, upon request;

	3.01.09.	it has notified SEI of any and all separate agreements between the Trust and any third party that could impact SEI’s performance of its obligations pursuant to this Agreement;

	3.01.10.	it has disclosed the terms of any agreement between the Trust and an Authorized Participant regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services; and

	3.01.11.	it is duly organized, validly existing and in good standing under the laws of the state of its formation, and it will have all requisite power under the laws of such state and applicable federal law to conduct its business as it will be conducted and to perform its obligations as contemplated by this Agreement.

3.02	The Trust covenants and agrees that:

	3.02.01.	it will furnish SEI from time to time with complete copies, authenticated or certified, of each of the following:

		(a)	Copies of the following documents:

(1) Copies of the Trust’s current Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed; and

(2) Copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct SEI.

		(b)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct SEI in all matters.

		(c)	Copies of all Trust Materials, including the current prospectus and statement of additional information for the Trust.

		(d)	A list of all issuers the Trust is restricted from purchasing.

		(e)	A list of all issuers and or indices that any Fund in the Trust will invest in and/or track.

		(f)	A list of all affiliated persons (as such term is defined in the 1940 Act) of the Trust that are broker-dealers.

		(g)	The identity of the Trust’s independent auditor along with contact information.

		(h)	The expense budget for each Fund for the current fiscal year.

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(i) A list of contact persons (primary, backup and secondary backup) of the Trust’s Adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(j) Copies of all Trust Data reasonably requested by SEI or necessary for SEI to perform its obligations pursuant to this Agreement.

The Trust shall promptly provide SEI with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until SEI receives such updated information or document, SEI shall have no obligation to implement or rely upon such updated information or document.

	3.02.02.	it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing SEI with all Trust Data and Organizational Documents reasonably requested by SEI;

	3.02.03.	it will notify SEI as soon as reasonably practical in advance of any matter which could materially affect SEI’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

	3.02.04.	it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

	3.02.05.	any reference to SEI or this Agreement in the Trust Materials shall be limited solely to the description provided by SEI in writing from time to time or such other description as the parties shall mutually agree in advance and in writing;

	3.02.06.	it shall be solely responsible for its compliance with applicable investment policies, Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with Trust Materials, and applicable policies, laws and regulations governing such the Trust, its activities or the duties, actions or omissions of the investment manager;

	3.02.07.	it will promptly notify SEI of updates to its representations and warranties hereunder; and

	3.02.08.	it has an agreement in place with the Adviser pursuant to which the Adviser shall review the portfolio composition file (PCF) file and confirm that it is complete and accurate.

SECTION 4	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SEI

4.01	SEI represents and warrants that:

	4.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

	4.01.02.	it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

	4.01.03.	it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition;

	4.01.04.	it is not a party to any contract or under default under any contractual obligations which materially and adversely affects, or is likely to materially and adversely affect, its ability to perform hereunder; and

	4.01.05.	it is duly organized, validly existing and in good standing under the laws of the state of its formation, and it has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement.

4.02	SEI covenants and agrees that:

	4.02.01.	It shall comply with all federal, state and foreign laws, rules and regulations applicable to it, and to the extent it is given prior written notice of the same, it will use good faith efforts to comply in all material respects with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Organizational Documents and Trust Materials;

	4.02.02.	It will promptly (in consideration of the nature of the materials requested) make available to the Trust, upon reasonable request in the ordinary course of business, any of the books and records of any Fund that are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with SEI’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations; provided that any such request shall be fulfilled at the Trust’s expense; and

	4.02.03.	It will regularly report to the Trust’s Board of Trustees on the services provided under this Agreement and will at the Trust’s expense, furnish the Trust’s Board of Trustees with respect to each of the Funds such special reports as the Trustees may reasonably request. It will also furnish the Trust’s Board of Trustees with respect to each of the Funds such other standard reports (within the scope of reports typically available from SEI) as the Trustees may reasonably request without additional cost.

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SECTION 5	LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01	THE DUTIES OF SEI SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST SEI.

5.02	EXCEPT AS SET FORTH IN SECTION 5.03, (i) EITHER PARTY’S TOTAL AGGREGATE LIABILITY TO THE OTHER PARTY FOR MONETARY DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, (ii) J.P. MORGAN CHASE BANK, N.A.’S (COLLECTIVELY REFERED TO, TOGETHER WITH ITS AFFILIATES ENTERING INTO SCHEDULES UNDER THE MSA AS “JPMC”) AGGREGATE LIABILITY TO SEI GLOBAL SERVICES, INC. (“SEIC”) AND ITS AFFILIATES UNDER THE MSA, AND (iii) SEIC’S AGGREGATE LIABILITY TO JPMC UNDER THE MSA, IN EACH CASE WHETHER IN CONTRACT, IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), IN EQUITY OR ANY OTHER THEORY OF RECOVERY WHATSOEVER, WILL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED AN AMOUNT (THE “DAMAGES CAP”) EQUAL TO THE GREATER OF (A) $2,000,000.00 OR (B) THE SUM OF THE FEES PAID, IN RESPECT OF THE 24-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SUCH CLAIM TO OCCUR, BY (A) THE TRUST TO SEI UNDER THIS AGREEMENT, PLUS (B) JPMC TO SEIC OR ANY OF ITS AFFILIATES UNDER THE MSA.

5.03	In respect of the Damages Cap, the following shall apply:

	5.03.01.	THE DAMAGES CAP SHALL NOT LIMIT (A) ANY PARTY’S LIABILITY FOR ITS GROSS NEGLIGENCE (AS DEFINED HEREIN), BAD FAITH, FRAUD, OR WILLFUL MISCONDUCT (AS DEFINED HEREIN) WHEN PERFORMING OR OBSERVING THE TERMS OF THIS AGREEMENT OR THE MSA, OR (B) ANY PARTY’S LIABILITY IN CONNECTION WITH ITS INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

	5.03.02.	Effective upon each anniversary of the Effective Date, if any liabilities have depleted the amounts available under the Damages Cap during the preceding 12-month period, the Damages Cap shall be refreshed to one hundred percent (100%) of its original level.

	5.03.03.	The Damages Cap applies to limit (A) the liability of SEI and the Trust under this Agreement, and (B) the liability of SEIC and its Affiliates, and JPMC under the MSA. Therefore, liabilities accrued under either this Agreement or the MSA shall serve to decrease the Damages Cap on a dollar-for-dollar basis under both this Agreement and the MSA.

	5.03.04.	Each party shall have the duty to take commercially reasonable efforts steps to mitigate its damages for which another party may become responsible.

	5.03.05.	As used in this Section 5, the term “SEI shall include SEI, SEIC and its Affiliates, and any of their officers, directors, employees and agents, and the term “SEIC” shall include SEIC and its Affiliates, and any of their officers, directors, employees and agents.

5.04	NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY), IN EQUITY OR ANY OTHER THEORY OF RECOVERY WHATSOEVER, SHALL EITHER PARTY BE

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LIABLE FOR ANY LOST PROFITS OR REVENUES OR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT MONETARY DAMAGES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.05	SEI may, from time to time, provide to the Trust services and products (“Special Third Party Services”) from external third party sources that are Pricing Sources or other similar service providers (“Special Third Party Vendors”). The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Trust shall honor requests by SEI and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such the Trust’s internal use, and as an aid in connection with the receipt of the Services. The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such the Trust’s investors, however the Trust shall not distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND SEI MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER SEI NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.06	The Trust, on behalf of each Fund, shall indemnify, defend and hold harmless SEI from and against and SEI shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of SEI in carrying out its duties hereunder or as a result of SEI’s reliance upon any instructions, notice or instrument that SEI believes is genuine and signed or presented by an authorized Person of the Trust; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from SEI’s Gross Negligence, bad faith, fraud, willful misconduct or reckless disregard of its obligations and duties in the performance of the Services under this Agreement; (ii) any violation by the Trust or any agent of the Trust of any applicable investment policy, law or regulation, (iii) any misstatement or omission in Trust Materials or any Trust Data; (iv) any breach by the Trust of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the Trust, a Special Third Party Vendor, the Trust’s other service providers (such as custodians, prime brokers, transfer agents, Adviser and any sub-adviser(s); (vi) any pricing error caused by the failure of the Trust’s Adviser or any sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of SEI as a result of SEI’s compliance with the Regulations, including, but not limited to, returning an investor or Authorized Participant’s investment or restricting the payment of redemption proceeds.

5.07	SEI may apply to the Trust, the Adviser or any Person acting on the Trust’s behalf at any time for instructions and may consult counsel for the Trust or the Adviser, or with accountants, counsel and other experts with respect to any matter arising in connection

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with SEI’s duties hereunder, and SEI shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. SEI will not consult with the Trust’s or the Adviser’s counsel with out the knowledge of the Trust’s officers. Also, SEI shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. SEI shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of written notice thereof. To the extent that SEI consults with the Trust counsel pursuant to this provision, any such expense shall be borne by the Trust.

5.08	SEI shall have no liability for its reliance on Trust Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the sponsor) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, telecommunications providers and processing and settlement services. SEI may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.09	SEI is not providing any services under this Agreement with respect to the distribution, purchase or sale of Creation Units or underlying securities (distribution-related services) and is not receiving Fees under this Agreement for any distribution-related services. Further, the Trust assumes full responsibility for the preparation, contents and distribution of its Trust Materials and its compliance with all applicable laws, rules, and regulations.

5.10	The indemnification rights hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. In the event it is ultimately determined by a court of final jurisdiction that SEI is not entitled to indemnification hereunder, then SEI shall promptly return any previously advanced expenses. If in any case the Trust is asked to indemnify or hold SEI harmless, SEI shall promptly advise the Trust of the pertinent facts concerning the situation in question, and SEI will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder. If it is determined that SEI was not entitled to indemnification, it must repay advances or other expenses paid by the Trust.

5.11	The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to SEI, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, SEI shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will advance to SEI the fees and expenses of any counsel retained by SEI as such expenses are incurred by SEI. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.12	THE TRUST AND SEI HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT, INCLUDING THE PRICING, WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

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5.13	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6	VALUATION

SEI is entitled to rely on the price, foreign exchange rate and value information (hereinafter “Valuation Information”) provided by brokers and custodians, investment advisers (including, without limitation, the Adviser), an underlying fund in which the Trust invests, if applicable, or any third-party pricing services mutually agreed upon by the parties, the Adviser or the Trust (collectively hereinafter referred to as the “Pricing Sources”) in order to calculate the Trust’s aggregate NAV (and the value of Authorized Participants’ capital accounts based upon such valuation). SEI shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Adviser. SEI shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the Trust shall indemnify and defend SEI against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information. The Trust shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7	ALLOCATION OF CHARGES AND EXPENSES

7.01	SEI. SEI shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02	Trust Expenses. The Trust assumes and shall pay or cause to be paid all expenses of the Trust (including any Fund of the Trust) not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Trust Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming Creation Units; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by the Trust; any expense, if applicable, incurred to print the Trust documents identifying SEI; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of Board members; the costs of Board meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Trust. The Trust shall reimburse SEI for its reasonable out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for SSAE 16 audits (as allocated across covered SEI customers), printing, copying, postage, telephone, and fax charges incurred by SEI in the performance of its duties.

SECTION 8	COMPENSATION

8.01	Fees. The Trust shall pay to SEI compensation for the services performed and the facilities and personnel provided by SEI pursuant to this Agreement, such fees as set forth in the written fee schedule annexed hereto as Schedule III and incorporated herein. The Trust shall have no right of set-off. The fees set forth herein are determined based

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on the characteristics of the each Fund as of the Effective Date. Any material change to the characteristics of a Fund may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, SEI may, solely with respect to the Fund(s) on which the parties cannot agree to such adjustment to the fees, terminate this Agreement upon thirty days prior written notice to the Trust. The Trust shall pay, or cause to have paid, SEI’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Trust shall pay, or cause to have paid, the foregoing fees despite the existence of any dispute among the parties. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, SEI’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule III.

8.02	Adjustment of Fees. The rates and prices provided under any Schedule will not be increased by SEI during the Initial Term. For any renewal terms, SEI may increase all non-asset based Fees upon thirty days written notice to the Trust, in an amount equal to the greater of: (a) three percent; or (b) the percentage increase in the CPI from the Effective Date with respect to the first such increase, and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that SEI may not increase the Fees more than one time during any twelve-month period. The term “CPI” means the Consumer Price Index for All Urban Consumers for the US City Average for all Items, 1982-1984 Equal 100 Base, as reported by the US Department of Labor’s Bureau of Labor Statistics. Notwithstanding the above, in the event of an increase to SEI’s costs for Special Third Party Services, SEI may at any time upon thirty days written notice increase the Fees applicable to such Special Third Party Services, provided, that such fee increase will not exceed the applicable percentage increase in costs incurred by SEI with respect to such Special Third Party Services.

SECTION 9	DURATION AND TERMINATION

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of three years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive three year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred eighty days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

	9.02.01.	This Agreement may be terminated by any party giving prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

	9.02.02.	This Agreement may be terminated with respect to a particular Fund by any party giving ninety days prior notice in writing to the other parties prior to the Liquidation (as hereinafter defined) of such Fund. For purposes of this paragraph, the term “Liquidation” shall mean a transaction in which all the assets of a Fund are sold or otherwise disposed of and proceeds there from are distributed in cash or in kind to the Authorized Participants in complete

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liquidation of the interests of such Authorized Participants in the Fund. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve the Fund of its obligation to pay the fees set forth on Schedule III (Fees) for the remainder of the ninety days day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

.	9.02.03.	If SEI is unable to successfully implement the Trust or any Fund to its operational environment within a reasonable period of time following the Effective Date (or such later date on which an additional Fund is added to this Agreement) due to untimely, inaccurate or incomplete Trust Data, SEI shall have the right to terminate this Agreement, in its entirety or solely with respect to such Fund, upon written notice and such termination shall be effective upon the date set forth in such notice.

	9.02.04.	Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Trust or any affiliate (as defined in the 1940 Act) of the Trust that causes it to cease to use SEI as a provider of the Services in favor of another service provider prior to the last to occur of (a) the date that is the fifth anniversary of the Live Date and (b) the expiration of the then current term of this Agreement, SEI shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that SEI makes no guaranty that such deconversion shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such deconversion, the deconverting Trust shall pay to SEI (1) all fees and other costs as set forth in Schedule III as if SEI had continued providing Services until the expiration of the then current term and calculated based upon the assets of the deconverting Trust on the date notice of termination in accordance with this Section was given and (2) all fees and expenses previously waived by SEI at any time during the term of the Agreement. This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

	9.02.05.	If, at any time, the total aggregate liability of SEI under this Agreement exceeds the Damages Cap, then the Trust may submit a written request to SEI to make the Trust whole for the actual amount of direct damages for which SEI is liable pursuant to this Agreement. If, within 60 days following such written request, SEI fails to make the Trust whole for the actual amount of direct damages for which SEI is liable, then the Trust may, upon notice to SEI, terminate this Agreement. Additionally, in the event that JPMC terminates the MSA on the basis that SEIC and / or its Affiliates exceed the Damages Cap and SEIC does not make JPMC whole for the actual amount of direct damages suffered by JPMC, the Trust may terminate this Agreement on written notice to SEI, such termination to be effective contemporaneous with termination of the MSA.

9.03	Effect of Termination.

	9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

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	9.03.02.	After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to SEI, SEI shall deliver to the Trust, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Trust in the possession of or under the control of SEI or any of its agents or delegates.

	9.03.03.	In the event any and all accrued fees, reimbursable expenses and other moneys owed to SEI hereunder remain unpaid in whole or in part for more than thirty days past due, SEI, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the Trust, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

	9.03.04.	Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason SEI, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. SEI shall be entitled to collect from the Trust, in addition to the compensation described in Schedule III (Fees), the amount of all of SEI’s expenses in connection with SEI’s activities following such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents.

SECTION 10	CONFLICTS OF INTEREST

10.01	Non-Exclusive. The services of SEI rendered to the Trust are not deemed to be exclusive. SEI is free to render such services to others. SEI shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Trust or Person acting on the Trust’s behalf, information which has come into its possession or the possession of an
Interested Party in the course of or in connection with providing accounting or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

	10.02.01.	an Interested Party from buying, holding, disposing of or otherwise dealing in any shares or Creation Units for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if SEI were not a party to this Agreement; provided, however, that the prices quoted by SEI are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of shares or Creation Units;

	10.02.02.	an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Trust;

	10.02.03.	an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of shares or

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Creation Units or Investments effected by it for the account of the Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

	10.02.04.	an Interested Party from contracting or entering into any financial, banking or other transaction with the Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

SECTION 11	CONFIDENTIALITY

11.01	Confidential Information. SEI and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by SEI and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to SEI as a Receiving Party, to those employees, agents, technology service providers, contractors, subcontractors and licensees of any agent or Affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means all business strategies, plans and procedures, client lists, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) , markets software, processes, formulas, technology, designs, drawings, and marketing or distribution or sales methods or systems, sales or profit figures, or other financial information of the Disclosing Party, its Affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, whether or not such information is marked as confidential.

11.02	Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, to the extent it may legally do so, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

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11.03	Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its Affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its Affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04	Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Receiving Party shall have no obligation to delete electronically-stored Confidential Information to the extent such deletion would be technologically impracticable or inconsistent with its archival records retention policy; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

SECTION 12	MISCELLANEOUS PROVISIONS

12.01	Internet Access. Data and information may be made electronically accessible to the Trust, the Adviser and/or sub-adviser(s) and its investors or Authorized Participants through Internet access to one or more web sites provided by SEI (“Web Access”). As between the Trust and SEI, SEI shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”), provided that, this provision does not govern the ownership of Trust Data included via the Web Access. The Trust recognizes that the Proprietary Information is of substantial value to SEI and shall not use or disclose the Proprietary Information except as specifically authorized in writing by SEI. Use of the Web Access by the Trust or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. SEI neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

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12.02	Independent Contractor. In making, and performing under, this Agreement, SEI shall be deemed to be acting as an independent contractor of the Trust and neither SEI nor its employees shall be deemed an agent, Affiliate, legal representative, joint venturer or partner of the Trust. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03	Assignment; Binding Effect. The Trust may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Trust’s obligations hereunder, without the prior written consent of SEI, which consent shall not be unreasonably withheld or delayed. SEI may assign, delegate or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an Affiliate of SEI upon prior written notice to the Trust, provided that such Affiliate agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement and such assignment does not relieve SEI of any of its obligations under this Agreement. SEI may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), to any unaffiliated entity without the prior written consent of the Trust, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04	Agreement for Sole Benefit of SEI and the Trust. This Agreement is for the sole and exclusive benefit of SEI and the Trust and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of SEI or the Trust or (ii) the Adviser. The clients or customers of SEI or the Trust will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with SEI by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

12.05	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

12.06	Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07	Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

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12.08	Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to SEI shall be sent to the attention of: General Counsel, SEI Investments Global Trusts Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to the Trust’s current relationship manager. Notices to the Trust shall be sent to the persons specified in Schedule IV (Notice Instruction Form).

12.09	Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10	Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11	Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12	Anti-Money Laundering Laws. In connection with performing the Services set forth herein, SEI may provide information that the Trust may rely upon in connection with the Trust’s compliance with applicable laws, policies and regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). The Trust and SEI agree that the Trust shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to the Trust under this Agreement and SEI shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it.

12.13	Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of

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terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.14	Equipment Failures. In the event of equipment failures beyond SEI’s control, SEI shall take reasonable and prompt steps to minimize service interruptions at no additional cost to the Trust, but shall have no liability with respect thereto. SEI shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15	Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, unless SEI waives this requirement, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of SEI during the term of this Agreement. If the Trust breaches this provision, the Trust shall pay to SEI liquidated damages equal to 100% of the most recent twelve month salary of SEI’s former employee together with all legal fees reasonably incurred by SEI in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16	Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.18	Publicity. Except to the extent required by applicable Law, neither SEI nor the Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to the Trust over other clients, nothing herein shall prevent SEI from (i) placing the Trust on SEI’s client list(s) (and sharing such list(s) with current or potential clients of SEI); (ii) using the Trust as reference; or (iii) otherwise orally disclosing that the Trust is a client of SEI at presentations, conferences or other similar meetings. If SEI desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if the Trust desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld.

12.19	Insurance. The Trust hereby represents that it will maintain from and after the initial funding of the Trust, adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s), errors and omissions, directors and officers, professional liability insurance. All of the foregoing policies shall be issued by insurance companies having an “A minus” rating or better by A.M. Best Company or an equivalent Standard & Poor’s rating. The Trust shall furnish Certificates of Insurance evidencing all of the foregoing insurance coverages upon execution of this Agreement, and annually upon the written request of SEI. The Trust shall promptly inform SEI of any material changes to its policies, endorsements or coverage.

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SEI agrees to maintain liability insurance coverage which is, in scope and amount that is adequate in consideration of the activities provided to the Trust hereunder. SEI will notify the Trust upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that is reasonably likely to materially and adversely affect the Trust’s rights hereunder. Such notification will include the date of change and the reason or reasons therefore.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		J.P. MORGAN EXCHANGE-TRADED FUND TRUST

By:	/s/ John Alshefski	By :	/s/ Robert Deutsch
Name:	John Alshefski	Name:	Robert Deutsch
Title:	Senior Vice President	Title:	President

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SCHEDULE I

Funds

JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Ex-North America Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF

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SCHEDULE II

Services

1)	Maintain the Trust’s accounting books and records;

2)	Obtain underlying security valuations from appropriate sources consistent with the Trust’s pricing and valuation policies

3)	Calculate net asset value of each Fund and disseminate NAV to such parties as directed by the Trust;

4)	Receive PCF files from Adviser and, subject to final approval of such file by Adviser, send PCF files to custodian in appropriate format;

5)	Compute yields, total returns (before and after tax), expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

6)	Track and validate income and expense accruals;

7)	Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

8)	Perform necessary reconciliations with the transfer agent and the custodian;

9)	Update accounting system to reflect rate changes, as received from a Fund’s investment adviser, sub-adviser or respective designee, on variable interest rate instruments;

10)	Accrue expenses of each Fund according to instructions received from the Trust’s treasurer or other authorized representative (including officers of the Trust’s investment adviser);

11)	Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by the Trust or its investment adviser;

12)	Assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;

13)	Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the Trust’s independent public accountants in connection with the preparation of any audit or report requested by the Trust, including the provision of a conference room at SEI’s location if necessary (in this regard, the Trust’s independent auditors shall provide SEI with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) SEI will be able to promptly respond to such information requests without undue disruption of its business);

14)	Distribute SEI standard reporting as mutually agreed with the Trust;

15)	Utilize “dual” tax lot sell selection that distinguishes in kind and market trades;

16)	Calculate actual and estimated cash amounts for in kind PCF and valuation PCF as necessary;

17)	Provide the securities portion of PCF for review by the Adviser inclusive of corporate actions provided by SEI and other changes provided by Adviser to SEI;

18)	Provide Risk Oversight Reporting (e.g., Aged Receivables, Stale Prices, etc);

19)	Properly record the tax lot cost of in kind trades;

20)	Provide security pricing file to custodian and administrator on a daily basis; and

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21)	Additional Reports and Services.

•	Upon reasonable notice and as mutually agreed upon, SEI may provide additional reports upon the request of the Trust or its investment adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

•	Upon reasonable notice and as mutually agreed upon, SEI may provide such additional services with respect to a Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

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SCHEDULE IV

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:

Name of Party or Parties:	J.P. Morgan Exchange-Traded Fund Trust

Name of Contact:	Paul Shield

Address:	270 Park Ave, New York, NY 10017

Telephone No.:	212-648-0245

Facsimile No.:

Email Address:	paul.e.shield@jpmorgan.com

19175950.1.BUSINESS

J.P. Morgan Exchange Traded Fund Trust Accounting Services Agreement	Page 1 of 1

SEI – 170352v8

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES